Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-152121 on Form S-3 of our report dated February 18, 2009 relating to the financial statements of United States Natural Gas Fund, LP as of December 31, 2008 and 2007 and for the periods ended December 31, 2008, 2007 and 2006 and the effectiveness of United States Natural Gas Fund, LP’s internal control over financial reporting dated February 18, 2009, appearing in this Annual Report on Form 10-K of United States Natural Gas Fund, LP for the year ended December 31, 2008.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
February 28, 2009